Exhibit 1.2

Execution version

Pricing Agreement

June 20, 2023

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $1,500,000,000 aggregate principal amount of 7.119% Fixed-to-Floating Rate Subordinated Callable Notes due 2034 (the “notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated March 3, 2021 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 3:20 p.m. New York time on June 20, 2023. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Stuart Frith
Name: Stuart Frith Title: Director, Capital Markets Execution

Accepted as of the date hereof at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Thomas Boone
Name: Thomas Boone Title: Director

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of the notes
Barclays Capital Inc.	$954,375,000
BBVA Securities Inc.	$28,125,000
CIBC World Markets Corp.	$28,125,000
ING Financial Markets LLC	$28,125,000
Intesa Sanpaolo S.p.A.	$28,125,000
Lloyds Securities Inc.	$28,125,000
Natixis Securities Americas LLC	$28,125,000
Nomura Securities International, Inc.	$28,125,000
Nordea Bank Abp	$28,125,000
RBC Capital Markets, LLC	$28,125,000
RB International Markets (USA) LLC	$28,125,000
Santander US Capital Markets LLC	$28,125,000
SMBC Nikko Securities America, Inc.	$28,125,000
TD Securities (USA) LLC	$28,125,000
Bancroft Capital, LLC	$11,250,000
Bankinter SA	$11,250,000
Capital One Securities, Inc.	$11,250,000
CastleOak Securities, L.P.	$11,250,000
Citizens Capital Markets, Inc.	$11,250,000
C.L. King & Associates, Inc.	$11,250,000
DBS Bank Ltd.	$11,250,000
DZ Financial Markets LLC	$11,250,000
Falcon Square Capital LLC	$11,250,000
Multi-Bank Securities, Inc.	$11,250,000
nabSecurities, LLC	$11,250,000
PNC Capital Markets LLC	$11,250,000
Rabo Securities USA, Inc.	$11,250,000
SG Americas Securities, LLC	$11,250,000
Truist Securities, Inc.	$11,250,000
U.S. Bancorp Investments, Inc.	$11,250,000
Total	$1,500,000,000

SCHEDULE II

Title of Designated Securities:

$1,500,000,000 7.119% Fixed-to-Floating Rate Subordinated Callable Notes due 2034

Price to Public:

100.000% of principal amount

Subscription Price by Underwriters:

99.550% of principal amount

Form of Designated Securities:

The notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company issued pursuant to the Dated Subordinated Debt Securities Indenture dated May 9, 2017 (as heretofore amended and supplemented) between Barclays PLC and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as amended and supplemented by the Fifth Supplemental Indenture to be dated on or about June 27, 2023, among Barclays PLC, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Dated Subordinated Debt Security Registrar.

Securities Exchange, if any:

The New York Stock Exchange

Maturity Date:

The stated maturity of the principal of the notes will be June 27, 2034 (the “Maturity Date”).

Interest Rate:

From (and including) the Issue Date to (but excluding) June 27, 2033 (the “Par Redemption Date”) (the “Fixed Rate Period”), the notes will bear interest at a rate of 7.119% per annum.

From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), the applicable per annum interest rate will be equal to the Benchmark (as defined in the Preliminary Prospectus Supplement, such term subject to the provisions described under “Description of Subordinated Notes” in the Preliminary Prospectus Supplement) as determined on the applicable Interest Determination Date (as defined in the Preliminary Prospectus Supplement), plus the Margin (as defined in the Preliminary Prospectus Supplement).

Fixed Rate Period Interest Payment Dates:

During the Fixed Rate Period, interest will be payable semi-annually in arrear on June 27 and December 27 in each year, commencing on December 27, 2023.

Floating Rate Period Interest Payment Dates:

During the Floating Rate Period, interest will be payable quarterly in arrear on September 27, 2033, December 27, 2033, March 27, 2034 and the Maturity Date.

Day Count:

30/360, Following, Unadjusted, for the Fixed Rate Period.

Actual/360, Modified Following, Adjusted, for the Floating Rate Period.

Regular Record Dates:

The close of business on the Business Day immediately preceding each Interest Payment Date (or, if the notes are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The notes are redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Optional Redemption” in the Preliminary Prospectus Supplement, as supplemented by the final term sheet dated June 20, 2023 for the notes.

Tax Redemption:

The notes are redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Tax Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption:

The notes are redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Time of Delivery:

June 27, 2023 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the notes, directly or indirectly, it: (1) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Prohibition of Sales to United Kingdom Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

i.

a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

ii.

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA.

Prohibition of Sales to European Economic Area Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

ii.	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the notes in Canada, that, directly or indirectly, it shall sell the notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan:

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each Underwriter represents and agrees that it has not offered or sold and undertakes that it will not offer or sell any notes directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore:

Each Underwriter acknowledges that the prospectus supplement, and the accompanying Base Prospectus, have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the accompanying Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

1. to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

2. where no consideration is or will be given for the transfer;

3. where the transfer is by operation of law;

4. as specified in Section 276(7) of the SFA; or

5. as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Taiwan:

Each Underwriter represents, warrants and agrees with the Company that the notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, offered or otherwise made available within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration or filing with or the approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. Each Underwriter further represents, warrants and agrees with the Company that no person or entity in Taiwan is authorized to offer, sell or otherwise make available any notes or the provision of information relating to the prospectus supplement and the Base Prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated June 20, 2023 relating to the notes (the “Preliminary Prospectus Supplement”), incorporating the Prospectus dated March 1, 2021 relating to the notes (the “Base Prospectus”).

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated June 20, 2023, attached hereto as Exhibit A.

EXHIBIT A

Final Term Sheet for the $1,500,000,000 7.119% Fixed-to-Floating Rate Subordinated Callable Notes due 2034

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-253693

$1,500,000,000 7.119% FIXED-TO-FLOATING RATE SUBORDINATED CALLABLE NOTES DUE 2034

Barclays PLC

PRICING TERM SHEET

Issuer:	Barclays PLC (the “Issuer”)

Notes:	$1,500,000,000 7.119% Fixed-to-Floating Rate Subordinated Callable Notes due 2034 (the “Notes”)

Expected Issue Ratings[1]:	Baa1 (Moody’s) / BBB- (S&P) / BBB+ (Fitch)

Status:	Dated Subordinated Debt / Unsecured / Tier 2

Legal Format:	SEC registered

Principal Amount:	$1,500,000,000

Trade Date:	June 20, 2023

Settlement Date:	June 27, 2023 (T+5) (the “Issue Date”)

Maturity Date:	June 27, 2034 (the “Maturity Date”)

Fixed Rate Period Coupon:	From (and including) the Issue Date to (but excluding) the Par Redemption Date (as defined below) (the “Fixed Rate Period”), the Notes will bear interest at a rate of 7.119% per annum.

Floating Rate Period Coupon:	From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), the applicable per annum interest rate will be equal to the Benchmark (as defined below, such term subject to the provisions described under “Description of Subordinated Notes” in the Preliminary Prospectus Supplement) as determined on the applicable Interest Determination Date (as defined below), plus the Margin (as defined below) (the “Floating Interest Rate”). The Floating Interest Rate will be calculated quarterly on each Interest Determination Date.

During the Floating Rate Period, each interest period on the Notes will begin on (and include) a Floating Rate Period Interest Payment Date (as defined below) and end on (but exclude) the next succeeding Floating Rate Period Interest Payment Date (each, a “Floating Rate Interest Period”); provided that the first Floating Rate Interest Period will begin on (and include) the Par Redemption Date and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

Par Redemption Date:	June 27, 2033 (the “Par Redemption Date”)

Fixed Rate Period Interest Payment Dates:	During the Fixed Rate Period, interest will be payable semi-annually in arrear on June 27 and December 27 in each year, from (and including) December 27, 2023 up to (and including) the Par Redemption Date.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Floating Rate Period Interest Payment Dates:	During the Floating Rate Period, interest will be payable quarterly in arrear on September 27, 2033, December 27, 2033, March 27, 2034 and the Maturity Date (each, a “Floating Rate Period Interest Payment Date”).

Interest Determination Dates:	The second USGS business day preceding the applicable Floating Rate Period Interest Payment Date (each, an “Interest Determination Date”).

Benchmark:	Compounded Daily SOFR (calculated as described under “Description of Subordinated Notes—Calculation of the Benchmark” in the Preliminary Prospectus Supplement), subject to the Benchmark Transition Provisions.

Day Count:	30/360, Following, Unadjusted, for the Fixed Rate Period. Actual/360, Modified Following, Adjusted, for the Floating Rate Period.

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated June 20, 2023 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated March 1, 2021 relating to the Notes (the “Base Prospectus”)). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See the section entitled “Description of Subordinated Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement and the section entitled “Description of Debt Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus.

Ranking:	The ranking of the Notes is described under “Description of Subordinated Notes—Ranking” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Notes are redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Optional Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption:	The Notes are also redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Tax Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption:	The Notes are also redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Margin:	357 bps (the “Margin”)

Benchmark Treasury:	UST 3.375% due May 15, 2033

Spread to Benchmark Treasury:	340 bps

Reoffer Yield:	7.119%

Issue Price:	100.000%

Underwriting Discount:	0.450%

Net Proceeds:	$1,493,250,000

Sole Bookrunner:	Barclays Capital Inc.

Senior Co-Managers:	BBVA Securities Inc., CIBC World Markets Corp., ING Financial Markets LLC, Intesa Sanpaolo S.p.A., Lloyds Securities Inc., Natixis Securities Americas LLC, Nomura Securities International, Inc., Nordea Bank Abp, RBC Capital Markets, LLC, RB International Markets (USA) LLC, Santander US Capital Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC

Co-Managers:	Bancroft Capital, LLC, Bankinter SA, Capital One Securities, Inc., CastleOak Securities, L.P., Citizens Capital Markets, Inc., C.L. King & Associates, Inc., DBS Bank Ltd., DZ Financial Markets LLC, Falcon Square Capital LLC, Multi-Bank Securities, Inc., nabSecurities, LLC, PNC Capital Markets LLC, Rabo Securities USA, Inc., SG Americas Securities, LLC, Truist Securities, Inc., U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-22 of the Preliminary Prospectus Supplement.

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN/CUSIP:	US06738ECH62 / 06738E CH6

Legal Entity Identifier (“LEI”) Code:	213800LBQA1Y9L22JB70

Settlement:	The Depository Trust Company; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-253693) and to be issued pursuant to the Dated Subordinated Debt Securities Indenture dated May 9, 2017 (as heretofore amended and supplemented), between the Issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as amended and supplemented by the Fifth Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Dated Subordinated Debt Security Registrar.

Listing:	We will apply to list the Notes on the New York Stock Exchange.

Calculation Agent:	The Bank of New York Mellon, New York, or its successor appointed by the Issuer.

Governing Law:	New York law, except for the subordination provisions and the waiver of set-off provisions which will be governed by English law.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus) and the Preliminary Prospectus Supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Base Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling +1 888 603 5847.

It is expected that delivery of the Notes will be made for value on or about June 27, 2023, which will be the fifth (5th) business day in the United States following the date of pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Notes in the secondary market generally are required to settle within two (2) business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date of the prospectus supplement or the next two (2) succeeding business days, will be required, because the Notes initially will settle within five (5) business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade on the date of the prospectus supplement or the next two (2) succeeding business days should consult their own legal advisers.

No EEA or UK PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, relevant persons.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.